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                                                                   Exhibit 5.3

ROME MCGUIGAN SABANOSH, P.C.

ONE STATE STREET                                       1000 LAFAYETTE BOULEVARD
HARTFORD, CT 06103-3101                               BRIDGEPORT, CT 06604-4700
850-549-1000                                                       203-382-9000
FAX 860-724-3921                                               FAX 203-382-8005

                                   March 20, 1997

Sun International Hotels Limited
Coral Towers
Paradise Island
The Bahamas

Sun International North America, Inc.
1133 Boardwalk
Atlantic City, NJ 08401

Re: $200,000,000.00 Sun International Hotels Limited and Sun International
    North America, Inc. 9% Exchange Senior Subordinated Notes due 2007

Gentlemen:

    We have acted as special Connecticut counsel for Sun International Hotels Limited, a corporation organized and existing under the laws of the Commonwealth of The Bahamas ("Sun"), and Sun International North America, Inc., a Delaware corporation and a wholly owned subsidiary of Sun ("SINA" and, together with Sun, the "Issuers"), in connection with the filing by the Issuers and certain guarantors (the "Guarantors") with the Securities and Exchange Commission (the "Commission") of a registration statement on Form F-4 (the "Registration Statement") under the Securities Act of 1933 (the "Act"), for the purpose of registering the Issuers' offer to exchange (the "Exchange Offer") an aggregate principal amount at maturity of up to $200,000,000 of 9% Exchange Senior Subordinated Notes due 2007 (the "Exchange Notes") of the Issuers for a like principal amount at maturity of 9% Senior Subordinated Notes due 2007 (the "Outstanding Notes"). The Outstanding Notes are and the Exchange Notes are to be guaranteed by the Guarantors (the "Guarantees"). The Outstanding Notes have been and the Exchange Notes will be issued pursuant to an Indenture dated as of March 10, 1997 (the "Indenture") among the Issuers, the Guarantors and The Bank of New York, as trustee (the "Trustee").

    We have examined executed counterparts of:

    1. The Registration Statement

    2. The Indenture.

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Rome Mcguigan Sabonosh, P.C. ATTORNEYS AT LAW

Sun International Hotels Limited
Sun International North America, Inc.
March 20, 1997
Page 2

     3. The Outstanding Notes.

     4. The Exchange Notes.

     5. The Guarantees

     6. The Amended and Restated Gaming Facility Management Agreement between the Mohegan Tribe of Indians of Connecticut and Trading Cove Associates (the "Manager") dated August 30, 1995, as assigned by the Mohegan Tribe of Indians of Connecticut to the Mohegan Tribal Gaming Authority and as amended on September 29, 1995 (the "Management Agreement").

The Registration Statement, the Indenture, the Outstanding Notes, the Exchange Notes and the Guarantees are hereinafter collectively referred to as the "Financing Documents".

     In connection with the foregoing transaction, we have examined and relied upon such documents, corporate and partnership records, certificates of public officials and of officers of the Issuers, as we have considered relevant and necessary as the basis for the opinion hereinafter set forth. As to various questions of fact material to our opinion, we have relied, without independent investigation, upon the representations made in the Financing Documents and in certificates of the officers of the Issuers and the Guarantors. We have assumed, without independent investigation, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. We have also assumed, without independent investigation, that all documents examined by us have been duly and validly authorized, executed and delivered by, and are legal, valid and binding on and enforceable against, each of the parties thereto, except as otherwise specifically opined to herein as to Sun Cove.

     The opinions expressed herein are limited to the existing laws of the State of Connecticut. We express no opinion as to matters of federal law, or as to matters of federal and state securities law, including but not limited to so-called "blue sky" laws.

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Rome McGuigan Sabanosh, P.C. Attorneys at Law

Sun International Hotels Limited
Sun International North America, Inc.
March 20, 1997
Page 3

      All opinions expressed herein are subject to the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws now or hereafter in effect relating to creditors' rights generally and to general principles of equity. We express no opinion as to the enforceability of any provisions of the Financing Documents.

     Based upon and subject to the foregoing, it is our opinion that:

     1. Sun Cove is a validly existing corporation in good standing under the laws of the State of Connecticut and has all requisite power and authority to conduct its business as described in the Registration Statement; Sun Cove filed its Articles of Organization with the Secretary of State of Connecticut on June 30, 1994.

     2. The Indenture and the Registration Statement have been duly authorized, executed and delivered by Sun Cove;

     3. The Guarantees have been duly authorized, executed and delivered by Sun Cove;

     4. The execution, delivery and performance of the Indenture and the Registration Statement by Sun Cove, the issuance of the Guarantees, compliance by Sun Cove with all the provisions thereof and the consummation of the transactions contemplated thereby will not conflict with or constitute a breach of violation of (i) any Connecticut laws or administrative regulations applicable to Sun Cove, (ii) any rulings or orders of any Connecticut court or governmental agency, body or official having jurisdiction over Sun Cove or its properties or (iii) the charter or by-laws of Sun Cove;

     5. None of the issuance and sale of the Exchange Notes or the performance of the Issuers' obligations pursuant to the Financing Documents or the performance by the Manager of the Management Agreement will violate any Connecticut statute, rule or regulation with respect to gaming to which any of the Issuers or the Manager is subject or by which any of them is bound,

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ROME MCGUIGAN SABANOSH, P.C. ATTORNEYS AT LAW

Sun International Hotels Limited
Sun International North America, Inc.
March 20, 1997
Page 4

     6. No authorization, approval, consent or order of any Connecticut authority with jurisdiction over gaming is required to be obtained by the Issuers in connection with the sale of the Exchange Notes;

     7. There is no requirement under any Connecticut statute, rule or regulation with respect to gaming which requires any holder of the Exchange Notes, solely in its capacity as a holder of the Exchange Notes, to apply for or receive any individual license, any individual certificate or any other authorization from any Connecticut authority to acquire or hold Exchange Notes under the Indenture;

     We consent to the reliance of Cravath, Swaine & Moore on this letter for purposes of their opinion letter to you of even date herewith.

     We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing, as an exhibit to the Registration Statement and any amendments thereto, of this opinion. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

                                       Sincerely,

                                       ROME MCGUIGAN SABANOSH, P.C.

                                           /s/ Lewis Blome
                                       By:--------------------------
                                              a Principal